EXHIBIT 4.48

EXHIBIT A

REVOLVING PROMISSORY NOTE

$13,000,000	Harrison, New York December 21, 2006

FOR VALUE RECEIVED, INTERNATIONAL PLAYTHINGS, INC., a New Jersey Corporation (the “Borrower”), hereby unconditionally promises to pay to the order of CitiCapital Commercial Corporation, a Delaware corporation (the “Lender”), on the Expiration Date, at the Lender’s office at 450 Mamaroneck Avenue, Harrison, New York 10528 or at such other location as the Lender may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal amount equal to the lesser of (a) THIRTEEN MILLION DOLLARS ($13,000,000) and (b) the aggregate unpaid principal amount of the Loans made to the Borrower under Section 2.1(a) of the Loan Agreement (as defined below).

The Borrower further promises to pay interest in like money and funds to the Lender at the aforementioned address (or at such other location as the Lender may from time to time designate in writing) on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until paid in full (both before and after judgment and both before and after the occurrence of an Event of Default) at the rates and on the dates determined in accordance with, and calculated in the manner set forth in, Sections 4.1 and 4.2 of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Loan and Security Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between the Borrower and the Lender.

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day (except as otherwise provided in the Loan Agreement) and such extension of time shall be included in the computation of the amount of interest due hereunder.

This Note is the Note referred to in the Loan Agreement and shall be entitled to the benefit of all terms and conditions of, and the security of all security interests, liens and rights granted under or in connection with, the Loan Agreement and the other Loan Documents, and is subject to optional and mandatory prepayment as provided therein. Upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Loan Agreement.

The Borrower acknowledges that the holder of this Note may assign, transfer or sell all or a portion of its rights and interests in, to and under this Note to one or more Persons as provided in the Loan Agreement and that such Persons shall thereupon become vested with all of the rights and benefits of the Lender in respect hereof as to all or that portion of this Note which is so assigned, transferred or sold.

In the event of any conflict between the terms hereof and the terms and provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall control.

The Borrower waives presentment, demand for payment, protest and notice of dishonor of this Note and authorizes the holder hereof, without notice, to increase or decrease the rate of interest on any amount owing under this Note in accordance with the Loan Agreement. The Borrower shall make all payments hereunder and under the Loan Agreement without setoff, deduction or counterclaim. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. This Note may not be changed or modified orally, but only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change or modification is sought.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS NOTE AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

INTERNATIONAL PLAYTHINGS, INC.

By:	/s/ Michael Varda
Michael Varda Chief Operating Officer